Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

  News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Lisa Fortuna, Financial Relations Board	Darryl Cater, Media Relations Coordinator
(312) 640-6779	(630) 218-8000 x4896
lfortuna@frbir.com	cater@inlandgroup.com

INLAND REAL ESTATE CORPORATION

ANNOUNCES PERFORMANCE RESULTS FOR SECOND QUARTER 2006

Company Reports Continued Strong Leasing; Expands Platform Via Additional Development Venture

OAK BROOK, Ill. (August 4, 2006) – Inland Real Estate Corporation (NYSE: IRC) today announced financial results for the second quarter ended June 30, 2006.

Highlights

•

Funds From Operations (FFO) of $22.2 million or $0.33 per share (basic and diluted) for the three months ended June 30, 2006 compared to $22.6 million or $0.34 per share (basic and diluted) for the year ago period

•

Net income increased 14.1% to $12.2 million from $10.7 million last year

•

The Company’s portfolio was 95.9% leased as of June 30, 2006, on par with the first quarter

•

79 new and renewal leases were executed for the rental of 265,000 aggregate square feet during the second quarter; new lease activity increased 23.1% over expiring rates

•

Additional joint venture formed to participate in new development ventures

Financial Results

The Company reported that FFO, a widely accepted measure of performance for real estate investment trusts (REITs), for the three months ended June 30, 2006 was $22.2 million, a decrease of 1.6% compared to $22.6 million for the three months ended June 30, 2005.  On a per share basis, FFO was $0.33 (basic and diluted) for the three months ended June 30, 2006, a decrease of 2.9% compared to $0.34 (basic and diluted) for the three months ended June 30, 2005.  The decrease in FFO and FFO per share is primarily the result of dilution from properties contributed to the joint venture with New York State Teachers’ Retirement System (NYSTRS) during the second and third quarter of 2005 along with the acquisition fee earned in June 2005 from properties contributed during the quarter, of which there was none this quarter.

The Company reported that net income was $12.2 million for the three-months ended June 30, 2006, an increase of 14.1% compared to net income of $10.7 million for the three months ended June 30, 2005.  On a per share basis, net income was $0.18 per share (basic and diluted) for the three months ended June 30, 2006, an increase of 12.5% compared to $0.16 per share (basic and diluted) for the three months ended June 30, 2005.  Net income for the three months ended June 30, 2006 included gains on sale of property of $2.3 million, or $0.03 per share.

FFO decreased $2.2 million or 4.6% to $44.4 million for the six months ended June 30, 2006.  On a per share basis, FFO decreased by 4.3% or $0.03 to $0.66 from $0.69 for the year ago period.  Net income was $22.1 million for the six months ended June 30, 2006 a decrease of $2.7 million or 10.9% compared to net income of $24.8 million for the six months ended June 30, 2005.  Net income per share was $0.33 (basic and diluted) for the six months ended June 30, 2006 a decrease of $0.04 or 10.8%.  Included in net income are gains on sale of property of $2.1 million or $0.03 per share for the six months ended June 30, 2006.  The decrease in net income and FFO for the six months ended June 30, 2006 compared to June 30, 2005 is due primarily to the lease termination fee income earned in the first quarter 2005 in the amount of $5.2 million or $0.08 per share (net of straight line rent write off).  Excluding the one time net lease termination fee income from FFO for the six months ended June 30, 2005, FFO and FFO per share increased 7.3% and 8.2%, respectively.  A reconciliation of FFO to net income and FFO per share to net income per share is provided at the end of this news release.

“The Company experienced continuing positive performance results from its core portfolio this quarter,” said Robert Parks, President and Chief Executive Officer of Inland Real Estate Corporation. “Leasing activity remains strong throughout our portfolio and is a Company core strength.”

“In addition to our ongoing portfolio redevelopment activities, we have expanded our Taxable REIT Subsidiary, Inland Venture Corporation, to capitalize upon attractive new retail development opportunities. This initiative is a logical extension of our business focus. It also adds to our team’s capabilities within the retail environment and should build value for our shareholders.”

Portfolio Performance
Total revenues increased 0.5% to $45.2 million for the three-months ended June 30, 2006, from $45.0 million for the three months ended June 30, 2005.  For the six months ended June 30, 2006 total revenues decreased $6.2 million or 6.5% to $89.3 million primarily due to the lease termination fee income earned in the first quarter of 2005.  The Company evaluates its overall portfolio by analyzing the operating performance of properties that have been owned and operated for the same three and six-month period during each year.  A total of 122 of the Company’s investment properties satisfied this criterion during these periods and are referred to as “same store” properties.  Net operating income increased 1.6% to $29.6 million (cash basis and excluding lease termination fee income) on the same store portfolio for the three months ended June 30, 2006 from $29.2 million a year ago.  This increase is primarily due to positive leasing spreads.  Same store net operating income increased 2.3% (cash basis and excluding lease termination fee income) to $58.7 million for the six months ended June 30, 2006, compared to $57.3 million for the six months ended June 30, 2005.  This increase is primarily the result of positive leasing spreads, along with reduced operating expenses.  As of June 30, 2006, occupancy for the Company’s same store portfolio was 95.3%, compared to occupancy of 95.5% as of June 30, 2005.

EBITDA increased 2.9% to $35.3 million for the three months ended June 30, 2006, compared to $34.3 million for the three months ended June 30, 2005.  For the six months ended June 30, 2006, EBITDA decreased 0.2% to $69.1 million from $69.3 million last year.  A definition and reconciliation of EBITDA to income from continuing operations is provided at the end of this release.

Balance Sheet, Market Value and Liquidity
EBITDA coverage of interest expense was 2.8 times for the three months ended June 30, 2006.  The Company has provided EBITDA and the related non-GAAP coverage ratios as supplemental disclosure because the Company believes such disclosure provides useful information regarding the Company’s ability to service and incur debt.

At June 30, 2006, the Company had an equity market capitalization of $1.0 billion and $0.9 billion of total debt outstanding for a total market capitalization of $1.9 billion and a debt-to-total market capitalization percentage of 46.8%.  The interest rate on approximately 75% of this debt was fixed at a weighted average interest rate of 5.39%.  At June 30, 2006, the Company had approximately $285 million available for future borrowings under its unsecured line of credit, which the Company uses for acquisitions, capital improvements, tenant improvements, leasing costs and working capital.

Leasing
The Company reports that leasing activity remains strong throughout its portfolio.  For the three months ended June 30, 2006, the Company executed 21 new and 58 renewal leases, aggregating approximately 265,000 square feet.  The 21 new leases comprise approximately 61,000 square feet with an average rental rate of $13.27 per square foot, a 23.1% increase over the average expiring rate.  The 58 renewal leases comprise approximately 204,000 square feet with an average rental rate of $14.97 per square foot, a 15.6% increase over the average expiring rate.  As of June 30, 2006, the Company’s portfolio was 95.9% leased, compared to 96.5% leased as of June 30, 2005 and 95.9% leased as of March 31, 2006.

Acquisitions
In the second quarter 2006, the Company acquired for $4.5 million the remaining interest in Park Avenue Centre in Highland Park, Illinois, from its joint venture partner following substantial completion of the redevelopment of the former Dominick’s location.

The Company also closed for $18 million on the acquisition, along with a joint venture partner, approximately 31 acres of commercially zoned and entitled land in North Aurora, Illinois to be ground leased, sold and/or developed into multi-tenant retail facilities.

Dispositions
In the second quarter 2006, the Company sold two retail centers, Sears Plaza in Montgomery, Illinois, and Baker’s Shoes Store in Chicago, Illinois, for approximately $2.7 million and $3.3 million, respectively.  Proceeds from the 34,000 square foot Sears Plaza sale were used to pay off the mortgage debt and the Company gave a purchase money mortgage to the buyer for the remainder.  The 20,000 square foot Baker’s Shoes Store property sale proceeds were directed into a 1031 exchange escrow for future acquisitions.

Dividends
In each of May, June and July 2006 the Company paid monthly cash dividends to stockholders of $0.08 per common share.

Guidance
The Company expects that FFO per common share (basic and diluted) for fiscal year 2006 will be in the range of $1.35 to $1.39.  The anticipated increase in FFO per common share (basic and diluted) over 2005 is derived from budgeted same store net operating income growth of 2% to 3% for the remainder of 2006, as well as additional acquisitions activity within the joint venture, along with associated fees and continued direct acquisitions.

Conference Call/Webcast
The Company will host a management conference call to discuss its financial results on Friday, Aug. 4 at 10:00 a.m. CT (11:00 a.m. ET).  Hosting the conference call for the Company will be Robert Parks, President and Chief Executive Officer, Mark Zalatoris, Chief Operating Officer, Brett Brown, Chief Financial Officer and Scott Carr, President of Property Management. The conference call can be accessed by dialing 866-356-3377, or 617-597-5392 for international callers.  The conference call passcode is 53179082.  The Company recommends that participants dial in at least ten minutes prior to the scheduled start of the call.  The conference call will also be available via live webcast on the Company’s website at www.inlandrealestate.com.  The conference call will be recorded and available for replay beginning at 12:00 noon CT (1:00 p.m. ET) on August 4, and will be available until midnight on Friday, August 11, 2006.  Interested parties can access the replay of the conference call by dialing 888-286-8010, or 617-801-6888 for international callers.  The replay passcode is 18394710.

About Inland Real Estate Corporation
Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust (REIT) that currently owns interests in 144 neighborhood, community, lifestyle and single-tenant retail centers located primarily in the Midwestern United States, with aggregate leasable space of approximately 14 million square feet.  Additional information on Inland Real Estate Corporation, including a copy of the Company’s supplemental financial information for the three-months ended June 30, 2006, is available at www.inlandrealestate.com.

This press release contains forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements.  For a more complete discussion of these risks and uncertainties, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.  Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

INLAND REAL ESTATE CORPORATION
Consolidated Balance Sheets
June 30, 2006 and December 31, 2005
(In thousands except per share data)

Assets

	June 30, 2006 (unaudited)	December 31, 2005 (audited)
Investment properties:
Land	$341,893	317,604
Construction in progress	-	821
Building and improvements	932,006	878,614

	1,273,899	1,197,039
Less accumulated depreciation	204,199	188,483

Net investment properties	1,069,700	1,008,556

Cash and cash equivalents	12,607	26,804
Investment in securities (net of an unrealized loss of $118 and an unrealized gain of $293 at June 30, 2006 and December 31, 2005, respectively)	18,791	19,133
Restricted cash	6,942	4,049
Accounts and rents receivable (net of provision for doubtful accounts of $2,285 and $2,798 at June 30, 2006 and December 31, 2005, respectively)	34,221	31,742
Mortgage receivable	12,865	11,406
Investment in and advances to unconsolidated joint ventures	65,177	52,889
Deposits and other assets	2,635	2,959
Acquired above market lease intangibles (net of accumulated amortization of $2,112 and $1,856 at June 30, 2006 and December 31, 2005, respectively)	3,632	3,831
Acquired in-place lease intangibles (net of accumulated amortization of $5,857 and $4,395 at June 30, 2006 and December 31, 2005, respectively)	24,933	19,942
Leasing fees (net of accumulated amortization of $1,614 and $1,387 at June 30, 2006 and December 31, 2004, respectively)	3,014	2,795
Loan fees (net of accumulated amortization of $3,411 and $2,735 at June 30, 2006 and December 31, 2005, respectively)	4,969	4,893

Total assets	$1,259,486	1,188,999

INLAND REAL ESTATE CORPORATION
Consolidated Balance Sheets (continued)
June 30, 2006 and December 31, 2005
(In thousands except per share data)

Liabilities and Stockholders' Equity

	June 30, 2006 (unaudited)	December 31, 2005 (audited)
Liabilities:
Accounts payable and accrued expenses	$3,611	4,560
Acquired below market lease intangibles (net of accumulated amortization of $3,812 and $3,216 at June 30, 2006 and December 31, 2005, respectively)	6,902	7,477
Accrued interest	2,932	2,426
Accrued real estate taxes	24,488	22,946
Dividends payable	5,415	5,401
Security and other deposits	2,481	2,423
Mortgages payable	635,633	602,817
Line of credit	115,000	65,000
Prepaid rents and unearned income	3,504	2,752
Other liabilities	12,354	12,631

Total liabilities	812,320	728,433

Minority interest	13,396	18,748

Stockholders' Equity:
Preferred stock, $0.01 par value, 6,000 Shares authorized; none issued and outstanding at June 30, 2006 and December 31, 2005	-	-
Common stock, $0.01 par value, 500,000 Shares authorized; 67,673 and 67,502 Shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively	677	675
Additional paid-in capital (net of offering costs of $58,816)	652,475	649,797
Accumulated distributions in excess of net income	(219,264)	(208,947)
Accumulated other comprehensive income (loss)	(118)	293

Total stockholders' equity	433,770	441,818

Commitments and contingencies

Total liabilities and stockholders' equity	$1,259,486	1,188,999

INLAND REAL ESTATE CORPORATION
Consolidated Statements of Operations
For the three and six months ended June 30, 2006 and 2005 (unaudited)
(In thousands except per share data)

	Three months ended June 30, 2006	Three months ended June 30, 2005	Six months ended June 30, 2006	Six months ended June 30, 2005
Revenues:
Rental income	$32,780	33,384	64,500	64,219
Tenant recoveries	12,167	11,220	24,395	24,547
Lease termination income	122	113	122	6,267
Other property income	138	251	250	420

Total revenues	45,207	44,968	89,267	95,453

Expenses:
Property operating expenses	4,843	4,280	9,996	12,183
Real estate tax expense	8,066	7,554	16,333	15,591
Bad debt expense	219	376	531	732
Depreciation and amortization	10,417	11,095	20,832	20,505
General and administrative expenses	2,835	2,090	4,946	4,164

Total expenses	26,110	25,395	52,638	53,175

Operating income	19,097	19,573	36,629	42,278

Other income	893	469	1,909	849
Fee income from unconsolidated joint ventures	430	646	1,089	927
Gain (loss) on sale of investment properties	-	(155)	492	(155)
Interest expense	(11,077)	(10,755)	(21,384)	(20,910)
Minority interest	(226)	(178)	(616)	(432)
Equity in earnings of unconsolidated joint ventures	768	943	1,865	1,933

Income from continuing operations	9,885	10,543	19,984	24,490

Discontinued operations:
Income from discontinued operations (including gain on sale of investment properties of $2,329 and $63 for the three months ended June 30, 2006 and 2005, respectively and $2,134 and $63 for the six months ended June 30, 2006 and 2005)	2,357	189	2,134	346

Net income available to common stockholders	12,242	10,732	22,118	24,836

Other comprehensive income:
Unrealized gain (loss) on investment securities	(212)	170	(411)	(71)

Comprehensive income	$12,030	10,902	21,707	24,765

INLAND REAL ESTATE CORPORATION
Consolidated Statements of Operations
For the three and six months ended June 30, 2006 and 2005 (unaudited)
(In thousands except per share data)

	Three months ended June 30, 2006	Three months ended June 30, 2005	Six months ended June 30, 2006	Six months ended June 30, 2005

Basic and diluted earnings available to common shares per weighted average common share:

Income from continuing operations	$0.15	0.16	0.30	0.36
Discontinued operations	0.03	-	0.03	0.01

Net income available to common stockholders per weighted average common share – basic and diluted	$0.18	0.16	0.33	0.37

Weighted average number of common shares outstanding – basic	67,574	67,202	67,527	67,133

Weighted average number of common shares outstanding – diluted	67,643	67,251	67,595	67,182

Non-GAAP Financial Measures

We consider Funds From Operations ("FFO") a widely accepted and appropriate measure of performance for a REIT that provides a supplemental measure of a REIT's operating performance because along with cash flows from operating, investing and financing activities, it provides a measure of a REIT's ability to incur and service debt and make capital expenditures and acquisitions.  Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts ("NAREIT"), an industry trade group, has promulgated a standard known as FFO, which it believes more accurately reflects the operating performance of a REIT such as us.  As defined by NAREIT, FFO means net income computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnership and joint ventures in which the REIT holds an interest.  We have adopted the NAREIT definition for computing FFO.  Management uses the calculation of FFO for several reasons.  We use FFO in conjunction with our acquisition policy to determine investment capitalization strategy and we also use FFO to compare our performance to that of other REITs in our peer group.  Additionally, FFO is used in certain employment agreements to determine incentives received based on our performance.  The calculation of FFO may vary from entity to entity since capitalization and expense policies tend to vary from entity to entity.  Items that are capitalized do not impact FFO whereas items that are expensed reduce FFO.  Consequently, our presentation of FFO may not be comparable to other similarly titled measures presented by other REITs.  FFO does not represent cash flows from operations as defined by GAAP, it is not indicative of cash available to fund all cash flow needs and liquidity, including our ability to pay distributions and should not be considered as an alternative to net income, as determined in accordance with GAAP, for purposes of evaluating our operating performance.  The following table reflects our FFO for the periods presented, reconciled to net income available to common stockholders for these periods:

	Three months ended June 30, 2006	Three months ended June 30, 2005	Six months ended June 30, 2006	Six months ended June 30, 2005

Net income	$12,242	10,732	22,118	24,836
Gain on sale of investment properties	(2,329)	(63)	(2,391)	(63)
Gain on non-operating property	-	33	157	33
Equity in depreciation and amortization of unconsolidated ventures	2,392	796	4,162	1,501
Amortization on in-place lease intangibles	765	940	1,497	1,539
Amortization on leasing commissions	177	193	373	347
Depreciation, net of minority interest	8,952	9,921	18,485	18,370

Funds From Operations	$22,199	22,552	44,401	46,563

Net income available to common stockholders per weighted average common share – basic and diluted	$0.18	0.16	0.33	0.37

Funds From Operations, per weighted average common share – basic and diluted	$0.33	0.34	0.66	0.69

Weighted average number of common shares outstanding, basic	67,574	67,202	67,527	67,133

Weighted average number of common shares outstanding, diluted	67,643	67,251	67,595	67,182

EBITDA is defined as earnings (losses) from operations excluding: (1) interest expense; (2) income tax benefit or expenses; (3) depreciation and amortization expense.  We believe EBITDA is useful to us and to an investor as a supplemental measure in evaluating our financial performance because it excludes expenses that we believe may not be indicative of our operating performance.  By excluding interest expense, EBITDA measures our financial performance regardless of how we finance our operations and capital structure.  By excluding depreciation and amortization expense, we believe we can more accurately assess the performance of our portfolio.  Because EBITDA is calculated before recurring cash charges such as interest expense and taxes and is not adjusted for capital expenditures or other recurring cash requirements, it does not reflect the amount of capital needed to maintain our properties nor does it reflect trends in interest costs due to changes in interest rates or increases in borrowing.  EBITDA should be considered only as a supplement to net earnings and may be calculated differently by other equity REITs.

	Three months ended June 30, 2006	Three months ended June 30, 2005	Six months ended June 30, 2006	Six months ended June 30, 2005

Income from continuing operations	$9,885	10,543	19,984	24,490
Gain (loss) from operations	-	155	(492)	155
Income (loss) from discontinued operations	28	(29)	-	128
Interest expense	11,077	10,755	21,384	20,910
Interest expense associated with discontinued operations	9	48	43	113
Interest expense associated with unconsolidated joint ventures	1,740	637	3,125	1,132
Depreciation and amortization	10,147	11,095	20,832	20,505
Depreciation and amortization associated with discontinued operations	12	283	78	316
Depreciation and amortization associated with unconsolidated joint ventures	2,395	799	4,173	1,505

EBITDA	$35,293	34,286	69,127	69,254

Total Interest Expense	$12,826	11,440	24,552	22,155

EBITDA: Interest Expense Coverage Ratio	2.8x	3.0x	2.8x	3.1x